Exhibit 3.3

AMENDMENT NO. 2
TO
THE BYLAWS
OF
LEGACY HOUSING CORPORATION
(Adopted by the Board of Directors effective as of October 29, 2025)

This Amendment No. 2 to the Bylaws (the “Bylaws”) of Legacy Housing Corporation, a Texas corporation (the “Corporation”), hereby amends the Bylaws in the following respects:

1.	Article 7 of the Bylaws is hereby amended to add a new Section 7.6 as follows:

“Section 7.6 Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY THE TEXAS BUSINESS ORGANIZATIONS CODE (THE “TBOC”) AND APPLICABLE LAW, AS THE SAME EXISTS OR MAY HEREAFTER BE AMENDED FROM TIME TO TIME, EACH SHAREHOLDER, EACH OTHER PERSON WHO ACQUIRES AN INTEREST IN ANY STOCK OF LEGACY HOUSING CORPORATION AND EACH OTHER PERSON WHO IS BOUND BY THE LEGACY HOUSING CORPORATION CHARTER IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY CONCERNING ANY “INTERNAL ENTITY CLAIM” AS THAT TERM IS DEFINED IN SECTION 2.115 OF THE TBOC. IF THE TBOC IS AMENDED AFTER THE EFFECTIVE DATE OF THE LEGACY HOUSING CORPORATION CHARTER AND THE LEGACY HOUSING CORPORATION BYLAWS TO AUTHORIZE THE INCLUSION OF ADDITIONAL PERSONS OR CLAIMS UNDER SUCH IRREVOCABLE WAIVER, THEN THE IRREVOCABLE WAIVER OF ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY INTERNAL ENTITY CLAIM SHALL BE EXPANDED TO THE FULLEST EXTENT PERMITTED BY THE TBOC, AS SO AMENDED. ANY PERSON OR ENTITY PURCHASING OR OTHERWISE ACQUIRING ANY INTEREST IN SHARES OF CAPITAL STOCK OF LEGACY HOUSING CORPORATION WILL BE DEEMED TO HAVE NOTICE OF, AND KNOWINGLY AND INFORMEDLY CONSENTED AND ACQUIESCED TO, SUCH WAIVER PROVISIONS.”

2.	Except as specifically amended above, the Bylaws shall remain in full force and effect.